EXHIBIT 10.1

PROFESSIONAL DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made as of September 1st, 2014 between Total Nutraceutical Solutions, Inc. (hereafter “Manufacturer”), having its principal office at 13565 SW Tualatin-Sherwood Rd, Suite 800, Sherwood, OR 97140 and Shooting Starzz, LLC (hereafter “Distributor”), having its principal office at 1590 NW 27th Ave Ste. 2, Pompano, Beach FL 33069.

RECITALS

A.

Manufacturer designs its cosmetic products for use or resale to the consuming public by licensed cosmetological and hairstyling establishments whose primary business is offering cosmetological or hairstyling services to the consuming public by licensed Professionals from establishments which qualify as Salons (“Professional Products”).  Such establishments and authorized schools of cosmetology or hairstyling duly licensed by a state governmental entity (where such licensure is available) are hereafter collectively referred to as “Salons.”

B.

The successful distribution and sale of all Professional Products depends in large part upon the quality and extent of the promotional activity and the inventory controls and distribution system of Distributor, as well as upon the educational training program, Distributor imparts to salons.

NOW, THEREFORE, in reliance on the foregoing recitals and subject to the following terms and conditions, Manufacturer and Distributor agree as follows:

1.

APPOINTMENT

a)

Manufacturer hereby appoints Distributor as an authorized Distributor Exclusively for the Professional Products in the channels of distribution listed below and in the territories identified in Exhibit 1:

Brands	Channels of Distribution
GROH® Ergo Boost	Store and Street Distribution

The attached Exhibit 1 identifies Channels of Distribution as either “Street Distribution” or “Store Distribution”.  “Street Distribution” shall be the sale, directly through sales calls or other means of contact, by Distributor employees or representatives to Salons, licensed professional beauticians, stylists, barbers, cosmetologists, and estheticians.  “Store Distribution” shall be the sale of products to qualified Salon customers at Distributor’s (or its affiliates’) store locations (each, a “Store”).

Distributor shall exercise commercially reasonable efforts to promote and sell the respective Professional Products to licensed cosmetologists and Salons for their use and for authorized retail sale in Distributor’s respective Territories.  Distributor agrees that it will only sell and market the Professional Products to licensed Professional cosmetologists and Salon representatives in Distributor’s respective Territories and it will not sell Professional Products outside Distributor’s appointed Channels of Distribution or outside the respective Territories.

2.

PROFESSIONAL SALES

a)

Distributor is granted the exclusive distribution rights in the Territories to sell the GROH Ergo Boost Professional Product identified in Section 1(a).  Distributor (or its affiliate) has established and maintained distributor retail Stores and a dedicated sales force which manages direct accounts for which the Distributor directly ships orders (the “Street”) to service the respective Territories consistent with the limitations on product distribution set forth in Exhibit 1.  All sales shall be made on the premises of Stores or through Street (e.g. no shipping or delivery of orders directly to the end user) within the respective Territories and sales shall not be made without Manufacturers Consent by phone, fax, internet, catalogue order or other distant sales methods.  Provided, however, nothing herein is intended to preclude Distributor from distributing promotional material through any medium for the purpose of generating store traffic and sales.

b)

For each Professional Product Brand, Distributor shall stock a mutually agreed upon product selection that represents the product line of the Professional Product Brand.  Distributor shall have access to all new Professional Products as they are developed and released for sale at the same time as these products are first made available to any U.S. distributor.

c)

Distributor shall participate with Manufacturer’s in store merchandising and marketing programs. Manufacturer, subject to Manufacturer’s approval, will participate at its cost with Distributor’s in-store merchandising and marketing programs.

d)

Distributor’s Store locations within the respective Territories are listed on Exhibit 2. Manufacturer shall be notified of new Store locations annually.  Manufacturer’s approval shall not be required for the opening, closing or relocation of Stores as long as there is no change in the general concept and execution of the sales function.  (For the avoidance of doubt, a change requiring Manufacturer’s approval would be, for example, changing a Store to one that regularly provides cosmetological services for hire, or to one that sells goods directly to the general public).

e)

Distributor shall record each sale of Professional Products by written records or printable computer files, including the name and address of the buyers (if individually identified), and identifying the quantity of each Professional Product purchased by name and product code.  All sales records are subject to Manufacturer’s audit.  Distributor shall make such records available for Manufacturer’s inspection upon reasonable request at Distributor’s regular place of business.   Distributor shall retain the sale records for three years from the date of the transaction.  Manufacturer shall utilize any information procured with respect to buyers, purchases, etc., solely for the purpose of policing Distributor's compliance with the provisions of this Agreement and for no other purpose whatsoever.

f)

Distributor shall report sales of Professional Products by SKU and inventory levels by Store quarterly following the procedures currently utilized by Distributor for other brands, or as may be mutually agreed between the Manufacturer and Distributor.

g)

Manufacturer will selectively participate with Distributor’ conferences and/or training programs.

h)

Distributor shall actively participate in Manufacturer’s anti-diversion programs.  Distributor shall use reasonable diligence to investigate questionable orders for Professional Products. Manufacturer shall actively investigate all reports provided by Distributor and otherwise generated from Distributor's Territories, and provide Distributor with monthly reports of its investigations.  Items need not be reported where such reporting could jeopardize an ongoing investigation, or where such reporting is legally privileged.

3.

INVENTORY MANAGEMENT

Distributor shall exercise commercially reasonable efforts within the Territories to promote and sell the Professional Products identified in Exhibit 1.  The Distributor agrees to maintain an inventory level that has been mutually agreed upon for each item or SKU identified Exhibit 1.

a)

Slow Moving Inventory.  At the Distributor’s request the Manufacturer will agree to buy back at Distributor’s original cost [90%] of any Slow Moving Inventory currently on hand at the Distributor’s facilities.

1.

Inventory held by the Distributor for more than 120 days shall be considered “Slow Moving Inventory”.

2.

In lieu of cash the Manufacturer may issue a credit to the Distributor for purchase of other inventory items or to satisfy any open purchase orders.

3.

All inventory sold back to the Manufacturer must be in the full and unopened original cases within 240 days after delivery by Manufacturer.

4.

All freight and shipping costs will be paid by the Distributor.

5.

The Manufacturer will have the right to resell any returned product in any territory regardless of exclusivity.

4.

DILUTION, ADULTERATION, REPACKAGING

Distributor shall not alter, dilute, adulterate or repackage any Professional Products and will not obliterate or in any way deface any markings on such products or their packages or containers.

5.

LIMITATIONS ON PRODUCT DISTRIBUTION

a)

Distributor shall sell Professional Products only from Distributor’s Stores and to licensed Professional cosmetologists and Salons for their use and application of “Professional use only” and retail products and their resale of retail products to retail clients of cosmetological and hairstyling services.  Distributor shall not sell Professional Products by catalog sales or distance selling techniques outside its territory.

b)

Certain Professional Products are prepared, formulated, packaged and labeled for sale to the consuming public solely by Salons and licensed Professional cosmetologists.  Distributor fully understands and agrees that it is desirable that such products be resold to the consuming public solely by Salons and licensed Professional cosmetologists in order to ensure that the consuming public will obtain the most efficacious results possible from the use of Professional Products, and in order to enhance Manufacturer’s goodwill and ability to effectively compete in its industry.  Distributor represents that it will sell the products labeled as intended for retail sale solely by Salons and licensed cosmetologists solely through such channels, and that it will not otherwise sell or transfer such products in the Territories.

c)

Certain Professional Products are prepared, formulated, packaged and labeled “For Professional Use Only,” “Not for Retail Sale” or with similar language (“Professional Use Only Products”).  Distributor expressly recognizes and understands that said Professional Use Only Products are not or may not be labeled in conformity with the provisions of and regulations promulgated pursuant to the Fair Packaging and Labeling Act and that sale of these Professional Use Only Products to the consuming public could violate both the Fair Packaging and Labeling Act and the Food, Drug and Cosmetic Act and is not permitted.  Distributor represents that it will sell such Professional Use Only Products solely to licensed cosmetologists and Salons in the Territories for their use and application only.

6.

ORDERS TERMS OF SALE AND SHIPMENT

All orders of any quantity shall be subject to approval and acceptance by Manufacturer, and Manufacturer reserves the right to accept or reject, in whole or in part, any or all orders and Manufacturer shall exercise its right to accept or reject orders in good faith. Distributor may elect to use its normal purchase order forms in placing its orders with Manufacturer hereunder, provided, however, that any forms used by Distributor shall be used for convenience only and any terms or provisions which may be contained in said forms, other than a description of the Professional Products which Distributor is offering to purchase, shall have no force or effect whatsoever between the parties hereto.

a)

Terms of Sale: Manufacturer will grant Distributor a 50% discount from Manufacturer’s then current suggested Salon Prices, as shown on Exhibit 1, on Professional Products. Manufacturer will grant Distributor additional discounts on promotional sales on a case by case basis.

b)

Shipments: All sales to Distributor shall be FOB Manufacturer’s warehouse with payment terms of Net 30. Freight expenses will be paid by Manufacturer on all orders of ten thousand dollars ($10,000.00) or more.

7.

CERTAIN CHANGES BY MANUFACTURER

Manufacturer reserves the right, to change, at any time on 60 day notice, its products, packaging, labeling and promotional material, techniques and salon list prices.

8.

INSURANCE; MANUFACTURER’S REPRESENTATIONS

a)

Manufacturer represents and warrants that the Professional Products shall be free from defects and comply with all applicable federal, state and local legal requirements, including from the FDA and OSHA, and including as to labeling and warnings, applicable in the Territories.  The Professional Products are not, and if used and applied as intended, will not be hazardous to persons or property, including to the Salon cosmetologist applying the Professional Products, or to the clients on whom they are used.  No special health or safety warnings need or ought to be given to the Salon cosmetologists applying the Professional Products, or to the clients on whom they are used.

b)

Manufacturer represents that it is the sole owner of all of its trademarks, formulas, copyrighted materials and other intellectual property (“IP”) used in connection with the manufacture, sale, distribution and promotion of Professional Products and such ownership is free and clear of any liens, disputes or claims of third parties.  Each of the trademarks and other intellectual property does not, and their use by Distributor as permitted hereunder will not, infringe upon or violate the trademark or other intellectual property, personal or proprietary right of any third party.

c)

Manufacturer shall indemnify, defend and hold harmless Distributor and its affiliates and their respective officers, directors, shareholders, employees and agents (the “Indemnities”) against any third party claims and losses arising out of related to Manufacturer’s breach of any obligation or representation set forth in this Agreement.

d)

Manufacturer shall maintain at its cost one or more policies of insurance in the aggregate amount of $2 million insuring Manufacturer and Distributor (as an additional named insured) against product liability and defect claims.

e)

Distributor shall indemnify, defend and hold harmless Manufacturer and its affiliates and their respective officers, directors, shareholders, employees and agents (the “Indemnities”) against any third party claims or losses arising out of or related to Distributor’s breach of any obligation or representation set forth in this Agreement.

9.

DISTRIBUTOR’S INDEPENDENT CONTRACTOR STATUS - MISCELLANEOUS

a)

Distributor shall be an independent contractor hereunder and this Agreement does not create in any manner or for any purpose whatsoever a franchise or an employer-employee or a principal-agent relationship between Manufacturer and Distributor.  Distributor is not authorized to enter into Agreements for or on behalf of Manufacturer, create any obligation or responsibility express or implied, for or on behalf of Manufacturer, accept payment of any obligation due or owed to Manufacturer, accept service of process for Manufacturer, or bind Manufacturer in any matter or thing whatsoever.  Distributor shall not list, print or display Manufacturer’s name in any manner as to indicate or imply that there is a principal-agent or any employer-employee relationship between Manufacturer and Distributor.

b)

Manufacturer grants to Distributor for the term of this Agreement, solely for the use in the promotion and sale of Manufacturer’s Professional Products, a nonexclusive, nontransferable right to use the trademarks and trade names associated with Manufacturer’s Professional Products and to copy, reproduce and use copyrighted material furnished by Manufacturer to Distributor.  Distributor acknowledges that nothing in this Agreement gives it any interest or property right in such trademark, trade name or copyright, and that all trademark uses of any such trademark shall inure to the benefit of Manufacturer, which shall own all trademarks and trademark rights created by such uses.  Distributor hereby assigns and transfers to Manufacturer all trademarks and trademark rights created by such uses.

c)

Distributor shall notify Manufacturer in the event any damage, such as, for example, fire or water damage, occurs to any Manufacturer Professional Products while in Distributor’s possession or under its control, and, before disposing of any such damaged Manufacturer Professional Products, whether pursuant to the terms of Distributor’s insurance policies or otherwise.  Distributor shall first remove all Manufacturer trademarks and trade names there from.  In the event of any damage caused by fire, water or any other natural disaster or theft, Distributor is responsible for product and will not be reimbursed by Manufacturer for the product.

10.

ADDITIONAL CONSIDERATION

The Distributor (or its affiliates) has a documented history of successfully launching products and building brands within the professional salon category.  Given the Manufacturer’s desire to (i) rapidly enter the market with its line of professional products and (ii) gain a strategic and influential partner (the Distributor) with insight and understanding within the category, the Manufacturer will grant to the distributor additional rights and compensation as defined below:

a)

Right of First Refusal.  The Manufacturer will grant the Distributor the right of first refusal on the GROH brand and the Professional Products related to the GROH brand (the “Covered Asset”) as defined in Section 1(a) prior to effecting any Transfer of such Covered Asset as set forth below.  The term “Transfer” shall mean, in one or a series of related transactions for Manufacturer to directly or indirectly transfer, sell, assign, license, convey, donate, dispose of, hypothecate, pledge or otherwise encumber, whether voluntarily, involuntary or by operation of law (including, without limitation, by way of merger, amalgamation, consolidation, spin off or other business combination or any transfer of assets) the Covered Asset, provided however that a “Transfer” does not include any of the “Excluded Transactions” defined below.  Furthermore, the Distributor will not unreasonably withhold the Manufacturers ability to encumber Covered Asset for purposes of raising capital or collateralizing the Covered Assets in order to finance additional production requirements, sales, marketing or general operations. An “Excluded Transaction” means (i) a transfer, sale, assignment, conveyance, donation, encumbrance or other disposition of any publicly trades shares of Manufacturer or its parent company; or (ii) the transfer, sale, assignment encumbrance or other disposition, of all or substantially all of Manufacturer’s assets or all of the shares of Manufacturer or its parent company (whether by merger, operation of law, amalgamation, consolidation, spin-off or other business combination or any transfer of assets).  Upon an Excluded Transaction, this Agreement shall remain in full force and effect.  In the case of an Excluded Transaction, Manufacturer shall not be required to give a ROFR Notice or Offer and Distributor shall have no option to purchase or otherwise acquire the Covered Assets that are subject to the Excluded Transaction.

(i) Prior to and in order to effect any Transfer Manufacturer shall first give Distributor separate written notice (each a “ROFR Notice”) of the proposed Transfer of a Covered Asset. The ROFR Notice shall describe the price to be paid, the form of consideration and a summary of all material terms and conditions of the Transfer (including, without limitation, the identity of the Person proposing to receive the Covered Asset pursuant to the Transfer).  Upon receipt of the ROFR Notice, and subject to this and the periods set forth below, Distributor will have an irrevocable option to purchase or otherwise acquire the Covered Assets subject to the Transfer upon the terms and subject to the conditions set forth in the ROFR Notice (the “Offer”) as follows:

(A) Distributor, in its sole discretion, shall have thirty (30) days after the date of receipt of the ROFR Notice to give notice of its intent to accept the Offer by delivering written notice of such notice to Manufacturer and failure to provide such notice shall be deemed a rejection of such Offer;

(B)  Distributor shall have sixty (60) days from the date of delivery of Distributor’s written notice to Manufacturer of Distributor’s intention to accept the Offer within which to perform all necessary or appropriate due diligence in respect to the Offer and the Covered Asset(s) relating to the Transfer.  At any time during such sixty (60) day period, Distributor may reject the Offer by delivering written notice to Manufacturer;

(C) If Distributor does not reject the Offer during the due diligence period the parties shall enter into a definitive agreement (the “Contract”) to consummate the Transfer to Distributor. Manufacturer and Distributor shall use commercially reasonable efforts to close the transactions contemplated by the Contract within sixty (60) days (which date may be extended if required for regulatory or other governmental approvals or authorizations), secure any necessary or required regulatory or governmental authorizations or approvals and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection with closing the Contract timely.

(ii) Manufacturer shall be free for a period of six (6) months after the date on which, pursuant to subparagraphs (i)(A) or (i)(B) above, Distributor has rejected or is deemed to have rejected the Offer (the “Free Sale Period”) to enter into a definitive agreement to consummate the Transfer covered by the Offer, so long as the price, terms and conditions are consistent with the price, terms and conditions set forth in the ROFR Notice, provided, however, that any such definitive agreement provides for the consummation of such Transfer to take place within sixty (60) days after the date of such definitive agreement.

(iii)

If Manufacturer has not consummated a Transfer as contemplated in subparagraph (ii) above on or before the expiration of the Free Sale Period, Manufacturer shall not proceed with the closing of a Transfer without again complying with the provisions of Section 10(a) of this Agreement.

b)

Notwithstanding anything to the contrary in this Section 10, Manufacturer or its parent company shall have the right, to transfer the Covered Asset to an existing or new company wholly owned by the Manufacturer or its parent company or their respective shareholders (the “Covered Asset Holding Company”) (but any such transfer shall be subject to the terms and conditions of this Agreement, including but not limited to this Section 10), with the approval of the Distributor, which approval will not be unreasonably withheld, conditioned or delayed.  If the Covered Asset is held by the Covered Asset Holding Company, then, a sale of all or substantially all of the assets or stock of the Covered Asset Holding Company shall not be an Excluded Transaction.

c)

Board Appointment.  After a period of six months the Distributor and Manufacturer will evaluate the status of the relationship.  If at this period of time the Distributor is making reasonable progress to distribute the Manufacturer’s products within its defined Territories (provided however, that should any of the Revenue Based Milestones set forth in Section 10(c) greater or equal to Table 1.0 row ii below be achieved, that will be considered reasonable progress entitling Distributor to a board seat as contemplated by this section), the Manufacturer will appoint one member of the Distributor’s organization to the Board of Directors of the Manufacturer’s parent Company, Entia Biosciences, Inc. (“Parent”)  Beginning with such annual meeting of Parent’s stockholders or at any meeting of the stockholders of Parent at which directors of the Board of Directors of the Parent are to be elected following such date, or whenever such members of the Board of Directors are to be elected by written consent following such date, Parent will include in the slate of directors recommended for election to the Board of Directors to the stockholders of Parent one member of the Parent’s Board of Directors designated by Distributor and Parent will use its reasonable best efforts to take all action necessary (including the solicitation of proxies on such person’s behalf) to ensure such person is elected by the stockholders of Parent as a director of Parent’s Board of Directors.  [Note – Distributor requests that Parent be a party to this Agreement for this Section]

d)

Warrants.  The Manufacturer will issue to the Distributor three common stock warrants (“Warrant A”, “Warrant B” & “Warrant C”), as defined below for the purchase of Entia Biosciences, Inc. common stock with the ticker symbol ERGO in the form attached as Exhibit A hereto.  Both B & C Warrants will vest based on the Distributors achievement of cumulative Revenue Based Milestones. Revenue Based Milestones will be the total amount of fully paid-for orders made by the Distributor to the Manufactures which will be adjusted for shipping, returns, and slow moving inventory buy back.

1.

Warrant A:  A seven (7) year warrant to purchase fifty thousand shares of ERGO common stock exercisable at one cent ($0.01) per share.  Warrant A shall vest on the date of the last signature of this agreement.

2.

Warrant B:  A seven (7) year warrant to purchase up to three hundred fifty thousand (350,000) shares exercisable at seventy five cents ($0.75) per share.  Warrant B shall vest in accordance with Table 1.0 below based on the Distributors achievement of cumulative Revenue Based Milestones. For example: $210,000.00 in cumulative fully paid purchase orders, less $10,000 in shipping and returns, would result in $200,000 qualifying revenue and would result in 50,000 warrants being vested.   The seven (7) year exercise period shall run from the date each warrant is vested.

3.

Warrant C:  A seven (7) year warrant to purchase up to three hundred fifty thousand (350,000) shares exercisable at one dollar and twenty five cents ($1.25) per share.  Warrant C shall vest in accordance with Table 1.1 below based on the Distributors achievement of cumulative Revenue Based Milestone.  For example: $2,100,000.00 in cumulative fully paid purchase orders, less $100,000 in shipping and returns, would result in $2,000,000,000 qualifying revenue and would result in 350,000 warrants being vested for Warrant B and 150,000 warrants being vested for Warrant C.   The seven (7) year exercise period shall run from the date each warrant is vested.

Table 1.0 – Warrant Vesting Schedule (all dollar amounts are cumulative over the life of the Agreement):

iv.

$50,000

in Paid in full orders.

5,000

shares vest

ii.

$200,000

in Paid in full orders.

45,000

shares vest

iii.

$500,000

in Paid in full orders.

100,000

shares vest

iv.

$1,000,000

in Paid in full orders.

200,000

shares vest

Table 1.1 – Warrant Vesting Schedule:
vi. $2,000,000 in Paid in full orders. 150,000 shares vest vi. $3,000,000 in Paid in full orders. 200,000 shares vest

4.

 Vesting:  In order for the Manufacturer to calculate the correct Revenue Based Milestone achievement, Warrants issued pursuant to this agreement will vest 120 days after the Revenue Based Milestones is achieved.  If the Distributor and or Entia terminates this agreement for any reason prior to the Term of this Agreement, vesting shall cease and all warrant(s) vested as of such date shall remain exercisable for their current term of seven (7) years from the date of vesting.

e)

  Existing Partners & Resellers:  The Distributor recognizes that the Manufacturer has developed key relationships with salons and or other organizations (for example Mario Tricoci and Red Door Spas) that reside within the Distributor’s newly assigned Territories.  The Distributor recognizes the value and opportunity of expanding its distribution services into these organizations.  The Manufacturer and Distributor will agree to a specific changeover plan.  The changeover plan will be mutually agreed to and will include the following provisions:

1.

Until the changeover plan is implemented the Manufacturer will service these accounts directly

2.

Distributor will agree to work within the terms (i.e. pricing and shipping) currently provided to the existing resellers directly from the Manufacturer which may result in a smaller margin and or pricing discount as referred to in Section 6.a.

3.

The Changeover plan will not be implemented prior to the Board Appointment of the Distributor to the Manufacturer’s parent Company as described in Section 10.b.

11.

TERM AND TERMINATION

a)

This Agreement is effective September 1st, 2014 and unless sooner terminated as provided in paragraphs (c) through (f) below, shall expire August 31st, 2015. This agreement shall automatically be renewed for an additional 1 year term unless either party provides written notice of intent to terminate the Agreement at least 90 days prior to expiration.

b)

Either party may terminate store distribution rights for a Professional Product line upon sixty (60) days written notice in the event of a party’s material default in the performance of its obligations with respect to that Professional Product line that is not cured within thirty (30) days of written notification from the other party.  Any notice of default must describe the default in detail.  In the event that any cure cannot be reasonably effected in thirty (30) days, upon providing reasonable assurances, the defaulting party shall be allowed reasonable additional time to cure the default.  No minor default under this Agreement shall be a basis for termination.  .

c)

Either party may immediately terminate this Agreement at any time by giving written notice of such termination to the other party, in the event such other party becomes insolvent or institutes or permits to be instituted against it any proceedings seeking its receivership, trusteeship, bankruptcy, reorganization, arrangement, readjustment of debt, assignment for the benefit of creditors or other proceedings under the Federal Bankruptcy Act or as provided by any other insolvency law, state or federal.

d)

The rights of termination, both of a Professional Product line and of this Agreement (as appropriate) are absolute and, except for the obligation in Section 6 to pay for product ordered, the indemnification obligations provided in Section 8, and the obligation to repurchase of merchandise provided in Section 12, are the sole and exclusive remedies available to the parties.  Excepting only the payment obligations noted in the prior sentence, neither party shall be liable to the other for any loss, damages, cost or expense incurred by the other party by reason of the party’s termination of a Professional Product line or of this Agreement consistent with the terms of this Agreement, whether such termination is with or without cause.

e)

Manufacturer may assign this Agreement, in whole or in part, without the consent or permission of Distributor, to any successor in interest or purchaser of all or substantially all of Manufacturer’s business or assets; provided, however, that if Manufacturer transfers or assigns this Agreement, the Agreement shall automatically be extended for a minimum of one (1) year from the transfer date (or the remaining term of the agreement, whichever is longer), and during the one (1) year term, the assignee of Manufacturer shall be obligated to supply distributor with its requirements of Manufacturer products.

12.

EFFECT OF TERMINATION

a)

Upon termination of this Agreement (as appropriate), for whatever reason: (i) all amounts owed from Distributor to Manufacturer  shall become immediately due; (ii) Distributor shall have 30 days to sell its existing inventory to satisfy existing customer orders. (iii) Distributor shall not thereafter represent or hold itself out as an authorized Distributor of a Manufacturer Product line or engage in any practices which might make it appear that Distributor is still an authorized Distributor; (iv) Manufacturer shall repurchase from Distributor and Distributor agrees to resell to Manufacturer, at Manufacturer’s original cost, any or all of the Manufacturer Professional Products in a product line or all Manufacturer Professional Products then in the possession or under the control of Distributor (as appropriate) which are still in merchantable condition. Such repurchase shall be made at the Distributor’s actual cost for each of the repurchased Professional Products. Further, said Professional Products shall be shipped F.O.B. Distributor’s principal place of business.

b)

Acceptance of orders by Manufacturer after automatic termination or notice of termination is given pursuant to Paragraph 9 shall be separate transactions and shall not operate as a renewal or revival of this Agreement or as a waiver of such termination.  Manufacturer reserves the right for any reason and in its sole discretion to accept or reject, in whole or in part, such orders or to accept, in whole or in part, such orders on cash in advance or C.O.D. terms, or on whatever other terms it deems advisable.  Distributor will have no right to return product that is ordered under this section.

13.

COMPLIANCE WITH LAWS

Distributor shall comply with all statutes and regulations governing or otherwise applicable to the sale or distribution of the Professional Products, including, but not limited to, federal and state food, drug and cosmetic laws, federal and state antitrust statutes, and federal and state price discrimination and unfair trade practices acts.  Distributor shall not knowingly combine with, aid or assist anyone to violate any such statute or regulation.

Manufacturer shall comply with all statutes and regulations governing or otherwise applicable to the sale or distribution of the Professional Products, including, but not limited to, federal and state food, drug and cosmetic laws, federal and state antitrust statutes, and federal and state price discrimination and unfair trade practices acts.  Manufacturer shall not knowingly combine with, aid or assist anyone to violate any such statute or regulation.

14.

NO ASSIGNMENT OR SUBDISTRIBUTION

This Agreement may not be assigned or otherwise transferred by Distributor without the prior written consent of Manufacturer. Distributor shall not grant or otherwise create or transfer any distribution rights to any other person or entity.

15.

CONFIDENTIALITY

a)

Manufacturer is willing to disclose certain information to Distributor that is confidential and proprietary, including plans related to future product development, product launches and related business information to facilitate mutual planning for business expansion on the condition that Distributor will hold and maintain the information as confidential.  Accordingly, Distributor agrees that all non-public information and data of any kind pertaining to Manufacturer’s business and the Professional Products, whether of a technical, commercial, financial or other nature (“Confidential Information”) shall be kept by Distributor as secret and confidential and shall remain the exclusive property of Manufacturer.  Distributor will not disclose or reveal Confidential Information received from Manufacturer to any third parties without the written consent of an authorized officer of Manufacturer.

b)

Distributor is willing to disclose certain information to Manufacturer that is confidential and proprietary, including but not limited to certain information related to the identity of Distributor's customers, data regarding purchases by Distributor's customers, Distributor's financial data, data relating to Distributor's personnel, marketing plans, promotional plans and business plans.  Manufacturer agrees that it will hold and maintain all such information provided by Distributor as confidential.  Manufacturer agrees that all non-public information and data of any kind pertaining to Distributor's business, whether of a technical, commercial, financial or other nature ("Distributor Confidential Information") shall be kept by Manufacturer as secret and confidential and shall remain the exclusive property of Distributor.  Manufacturer shall not disclose or reveal Distributor Confidential Information to any third parties without the written consent of Distributor.  Manufacturer further agrees that it will use confidential information disclosed by Distributor only to effectuate this Agreement, and for no other purpose.

16.

SEVERABILITY OF PROVISIONS

The invalidity or unenforceability of any term or provision of this Agreement shall in no way impair or affect the remainder thereof, which shall continue in full force and effect.

17.

ENTIRE AGREEMENT

This Agreement embodies the entire Agreement and understanding between the parties hereto, is intended as the complete and exclusive statement of the terms of the agreement between the parties hereto and supersedes any prior agreements or understandings between the parties hereto relating to the subject matter hereof.  Distributor acknowledges that Manufacturer has not made any representations to Distributor relating to the subject matter hereof other than those contained herein.  Except as provided in this Agreement, no change in or addition to the terms and conditions contained herein shall be valid as between the parties hereto unless set forth in a writing which is signed by an authorized representative of both parties and which specifically states that it constitutes an amendment to this Agreement.

18.

WAIVER OF BREACH

Waiver by either party of a breach of any provision hereof shall not constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself.

19.

NOTICES

Any communication or notice required or permitted to be given by any party pursuant to this Agreement shall be in writing and shall be deemed to have been given (i) when delivered to the addressee in person or (ii) when telexed or faxed or emailed by means confirming receipt, and, if notice is telexed of faxed, a copy shall be mailed by registered or certified mail, return receipt requested and postage prepaid, and received or (iii) when received after being sent by express mail or courier service, postage or charges prepaid, to the other party at the address identified below or such new address designated by the addressee in the manner set forth above.

20.

GOVERNING LAW

This Agreement shall be construed in accordance with and all disputes herein shall be governed by the internal laws of the State of New York without giving effect to New York conflicts of laws principles and rules.

21.

RESOLUTION OF DISPUTES

Each of the parties submits to the exclusive jurisdiction of the federal or state courts sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding shall be heard and determined in such court; consents to the exercise of jurisdiction by such court; and waives any objection to venue or that the forum is in any way inconvenient.  Each party elects a non-jury trial and each party irrevocably waives any right or claim for a jury trial determination.

In the event of litigation arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party a reasonable sum for attorney’s fees and costs.

22.

SURVIVAL

Those terms which by their nature are reasonably intended to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SHOOTING STARZZ, LLC.		TOTAL NUTRACEUTICAL SOLUTIONS, INC.		ENTIA BIOSCIENCES, INC.
By:	Jeff Cohen	By:	Devin Andres	By:	Marvin S. Hausman M.D.
Title:		Title:	President	Title:	CEO
Date:		Date:		Date:
Agreed as to Section 10.